Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $551 MILLION OR $1.07 PER DILUTED SHARE

DECLARES QUARTERLY DIVIDEND OF $0.14 PER SHARE, AN INCREASE OF 40%

Riverwoods, IL, Dec. 20, 2012 – Discover Financial Services (NYSE: DFS) today reported net income of $551 million or $1.07 per diluted share for the fourth quarter of 2012, as compared to $513 million or $0.95 per share for the fourth quarter of 2011.  The company’s return on equity was 23%.

Fourth Quarter Highlights

●	Total loans, credit card loans and Discover card sales volume all grew 6% from the prior year.

●	Credit card net charge-offs reached historic lows with a net charge-off rate of 2.29%. Credit card loan delinquencies over 30 days past due increased 5 basis points sequentially to 1.86%.

●	Payment Services pretax income was down 21% from the prior year to $33 million. Transaction volume for the segment was $49.0 billion in the quarter, an increase of 13% from the prior year.

“Our strategy and business model are working as we achieved organic growth in all of our lending products,” said David Nelms, chairman and CEO of Discover.  “I am proud of our strong performance this year and our achievement of record net income, record volumes and a strong return on equity.  In 2012, we established new partnerships in payments, diversified our direct banking product offerings and demonstrated our commitment to returning excess capital, which we are further emphasizing with a 40% increase in our dividend.”

Segment Results:

Direct Banking

Direct Banking pretax income of $827 million in the quarter was up $51 million, or 7%, from the prior year.

Discover card sales volume grew 6% from the prior year to $26.5 billion.  Credit card loans ended the quarter at $49.6 billion, up 6%, from the prior year.

Total loans ended the quarter at $61.0 billion, up 6% compared to the prior year.  Private student loans increased $426 million, or 6%, from the prior year and personal loans increased $624 million, or 24%, from the prior year.

Net interest margin was 9.44%, up 34 basis points from the prior year.  The increase in net interest margin from the prior year reflects decreased funding costs partially offset by lower total yield.  Credit card yield was 12.16%, a decrease of 20 basis points from the prior year.  The decline in credit card yield from the prior year reflects an increase in promotional rate balances and a decline in higher rate balances, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 49 basis points from the prior year as the company continued to take advantage of available low rate funding.

Net interest income increased $134 million, or 11%, from the prior year, benefiting from loan growth and lower interest expense, which was partially offset by a decline in total yield.

The delinquency rate for credit card loans over 30 days past due was 1.86%, an improvement of 53 basis points from the prior year, and a seasonal increase of 5 basis points from the prior quarter.  The credit card net charge-off rate improved to 2.29% for the fourth quarter of 2012, down 95 basis points from the prior year, and 14 basis points from the prior quarter.

Net principal charge-offs were $87 million lower than the prior year as a result of the continued decline in delinquencies and bankruptcies.  Provision for loan losses of $338 million increased $19 million, or 6%, from the prior year, driven by an increase in loan loss reserves partially offset by the decline in charge-offs.  The reserve build for the fourth quarter of 2012 was $38 million reflecting reserve additions due to loan growth.  The fourth quarter of 2011 included a reserve release of $68 million.

Other income increased $50 million, or 11%, from the prior year primarily due to revenue from Discover Home Loans, which was launched in June 2012 after acquiring Home Loan Center assets from Tree.com, higher interchange revenue as a result of increased sales and a $26 million gain on sale of a minority investment.  Increases in other income were partially offset by higher customer rewards.

Expenses were up $114 million, or 18%, from the prior year.  The increase was primarily due to higher employee compensation and marketing expenses associated with the Home Loan Center acquisition in June, increased card marketing initiatives and higher headcount.

Payment Services

Payment Services pretax income was $33 million in the quarter, down $9 million, or 21%, from the prior year.  Revenue increased $8 million, primarily driven by an increase in point-of-sale transactions on the PULSE network.  Expenses were up $17 million from the prior year mainly due to higher marketing and employee expenses, primarily related to new partnership and growth initiatives.

Payment Services dollar volume was $49.0 billion for the fourth quarter of 2012, up 13% from the prior year, driven by higher PULSE and Network Partners volume.  Network Partners was formerly referred to as Third-Party Issuers. The name change does not impact the composition of the business.

Dividend

The company’s board declared a cash dividend of $0.14 per share of common stock, payable on Jan. 17, 2013, to stockholders of record at the close of business on Jan. 3, 2013.

Share Repurchases

In the fourth quarter of 2012, the company repurchased approximately 10 million shares of common stock for $401 million. Shares outstanding declined by 2% from prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, December 20, 2012, at 10:30 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, online savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including those related to financial regulatory reform, consumer financial services practices, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan portfolio; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; fraudulent activities or material security breaches of key systems; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company’s ability to introduce new products or services; the company’s ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2011; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Reports on Form 10-Q for the quarters ended February 29, 2012, May 31, 2012 and August 31, 2012; and "Risk Factors" in the company's Quarterly Report on Form 10-Q for the quarter ended May 31, 2012, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Nov 30, 2012	Aug 31, 2012	Nov 30, 2011
EARNINGS SUMMARY
Interest Income	$1,706	$1,695	$1,620
Interest Expense	312	325	360
Net Interest Income	1,394	1,370	1,260

Discount/Interchange Revenue	521	533	489
Rewards	281	268	215
Discount and Interchange Revenue, net	240	265	274
Protection Products Revenue	99	104	107
Loan Fee Income	83	80	87
Transaction Processing Revenue	54	59	48
Other Income	128	86	30
Total Other Income	604	594	546

Revenue Net of Interest Expense	1,998	1,964	1,806

Provision for Loan Losses	338	126	319

Employee Compensation and Benefits	278	274	229
Marketing and Business Development	192	161	144
Information Processing & Communications	78	69	69
Professional Fees	115	107	114
Premises and Equipment	20	20	18
Other Expense	117	195	95
Total Other Expense	800	826	669

Income Before Income Taxes	860	1,012	818
Tax Expense	309	385	305
Net Income	$551	$627	$513

Net Income Allocated to Common Stockholders	$541	$621	$508

PER SHARE STATISTICS
Basic EPS	$1.08	$1.21	$0.95
Diluted EPS	$1.07	$1.21	$0.95
Common Stock Price (period end)	$41.61	$38.73	$23.82
Book Value per share	$19.55	$18.02	$15.59

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$827	$963	$776
Payment Services	33	49	42
Total	$860	$1,012	$818

BALANCE SHEET SUMMARY
Total Assets	$75,238	$73,909	$68,784
Total Liabilities	65,506	64,763	60,542
Total Equity	9,732	9,146	8,242
Total Liabilities and Stockholders' Equity	$75,238	$73,909	$68,784

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2, 3	$61,017	$59,157	$57,337
Average Loans 1, 2	$59,343	$57,721	$55,539

Interest Yield	11.39%	11.50%	11.56%
Net Principal Charge-off Rate	2.03%	2.12%	2.81%
Net Principal Charge-off Rate excluding PCI Loans 4	2.21%	2.32%	3.05%
Delinquency Rate (over 30 days) 4	1.75%	1.71%	2.30%
Delinquency Rate (over 90 days) 4	0.83%	0.81%	1.14%
Net Principal Charge-off Dollars	$300	$308	$387
Net Interest and Fee Charge-off Dollars	$88	$92	$128
Loans Delinquent Over 30 Days 4	$983	$931	$1,200
Loans Delinquent Over 90 Days 4	$468	$441	$596

Allowance for Loan Loss (period end)	$1,725	$1,687	$2,205
Change in Loan Loss Reserves	$38	($182)	($68)
Reserve Rate 5	2.83%	2.85%	3.85%
Reserve Rate Excluding PCI Loans 4, 5	3.07%	3.11%	4.23%

CREDIT CARD LOANS STATISTICS
Ending Loans 3	$49,642	$48,124	$46,639
Average Loans	$48,122	$47,067	$45,756

Interest Yield	12.16%	12.27%	12.36%
Net Principal Charge-off Rate	2.29%	2.43%	3.24%
Delinquency Rate (over 30 days)	1.86%	1.81%	2.39%
Delinquency Rate (over 90 days)	0.91%	0.89%	1.20%
Net Principal Charge-off Dollars	$274	$287	$370
Loans Delinquent Over 30 Days	$925	$870	$1,117
Loans Delinquent Over 90 Days	$451	$427	$560

Allowance for Loan Loss (period end)	$1,554	$1,522	$2,070
Change in Loan Loss Reserves	$32	($191)	($84)
Reserve Rate	3.13%	3.16%	4.44%

Total Discover Card Volume	$28,940	$29,763	$26,946
Discover Card Sales Volume	$26,533	$27,202	$25,033

NETWORK VOLUME
PULSE Network	$39,376	$40,990	$33,911
Network Partners 6	2,297	2,231	1,939
Diners Club International 7	7,298	7,041	7,469
Total Payment Services	48,971	50,262	43,319
Discover Network - Proprietary	27,462	28,085	25,926
Total	$76,433	$78,347	$69,245

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans are loans that were acquired in which a deterioration in credit quality occurred between the origination date and the acquisition date. These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Effective November 30, 2012 the Company began including confirmed card transactions as part of loans in process, which resulted in a $365 million increase to ending card receivables for the fourth quarter. Comparable periods (shown above) have not been adjusted to reflect this change.

4 Excludes PCI loans (described above) which are accounted for on a pooled basis. Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful. Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

5 The Reserve Rate includes federal student loans held for sale.

6 Network Partners was formerly referred to as Third-Party Issuers. The reference has been changed to better reflect the nature of the volume included. The composition, however, has not changed.

7 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

Note: See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

CONTACT:
Discover Financial Services
Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com
or
Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

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